ADDENDUM TO EMPLOYMENT AGREEMENT DATED JANUARY 2, 2008

Reference is made to the contract entered into by the undersigned parties on the 2nd day of January, 2008 ("Agreement").

BE IT KNOWN, that the parties to the referenced Agreement agree that said Agreement shall be mutually terminated. It is intended by the parties that they mutually release one another from all terms, conditions, and obligations existing under the Agreement. The Agreement, as of the date signed below, is null and void and of no force and effect.

In connection with the terminating and voiding the Agreement, the parties jointly, severally, and mutually agree to fully and finally release, acquit, and forever discharge one another of and from any and all past, present and future claims, suits, demands, liabilities, debts, dues, liens, damages, punitive damages, interest, attorney's fees, costs, judgments, clams for contribution, and or indemnity, actions, and/or causes of action of whatsoever nature, known or unknown, accrued or un-accrued, foreseen of unforeseen, proximate, or remote, whether permanent, temporary or residual whether in law, in equity, in tort, in contract, by statute, at common law or otherwise arising from, related to or in any way connected to Employees employment with Employer.

Both parties also specifically waive any claim or right to assert any cause of action or alleged case of action or claim or demand which has, through oversight or error intentionally or unintentionally or through a mutual mistake, been omitted from this Release.

In exchange for this mutual release EMPLOYER agrees to the following:

- EMPLOYER will make a contribution consisting of company stock (OTCBB: symbol DTGI) totaling 25% of EMPLOYEE'S Base Salary for fiscal year 2011 to the EMPLOYEE'S 401k account, totaling Thirty Nine Thousand and Twenty Two Dollars ($39,022) in value.
- Pay EMPLOYEE unpaid business expenses, totaling $401.44
- Pay EMPLOYEE all accrued vacation pay as of October 21, 2011, totaling 155.87 hours of salary based on an annual Salary of One Hundred and Forty Eight Thousand, and Five Hundred Dollars ($148,500), to be paid over three pay periods as follows: 1) November 4, 2011 2) November 18, 2010, and 3) December 2, 2011.
- File an SEC Form 8k announcing EMPLOYEE'S resignation, expected date of the press release on or before December 7, 2011.

The provisions of this Agreement must be read as a whole and are not severable and/or separately enforceable by either party hereto.

EMPLOYER:
Digerati Technologies, Inc.

[signature] Date: 10-21-11

Arthur L. Smith

EMPLOYEE:

[signature] Date: 10/21/11

Ruben R. Caraveo